Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 1, 2011, among Avnet, Inc., a New York corporation (“Parent”) and successor by merger to Bell Microproducts Inc., a California corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of December 31, 2004 (as previously supplemented by that certain First Supplemental Indenture dated as of December 20, 2006), providing for the issuance of an aggregate principal amount of $109,850,000 of 3-3/4% Convertible Subordinated Notes, Series B due 2024 (the “Notes”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger effective as of December 31, 2010 (the “Merger Agreement”), the Company was merged with and into Parent, and the separate corporate existence of the Company ceased, and Parent continued as the surviving corporation under the laws of the States of California and New York (the “Merger”);
WHEREAS, Sections 7.1 and 7.2 of the Indenture require that as a result of the Merger, Parent execute and deliver to the Trustee this Supplemental Indenture pursuant to which Parent shall expressly assume the due and punctual payment of the principal of and any premium and interest on all of the Notes and the performance and observance of every covenant and provision of this Indenture and the Notes;
WHEREAS, Section 11.1 of the Indenture provides that, in order to comply with Article 7 of the Indenture, the Company and the Trustee may amend or supplement the Indenture without the consent of the Holders of the Notes and in accordance with the terms of the Indenture;
WHEREAS, Section 11.6 of the Indenture authorizes the Trustee to execute any amendment or supplement authorized by Article 11 of the Indenture, and the Company hereby requests the Trustee join with it in the execution and delivery of this Supplemental Indenture; and
WHEREAS, all acts and things prescribed by the Indenture, by law and by the certificate or articles of incorporation and the bylaws (or comparable constituent documents) of the parties hereto necessary to make this Supplemental Indenture a valid instrument legally binding on each of the parties hereto, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, to comply with the provisions of the Indenture, and in consideration of the foregoing, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by Parent and the Trustee.
ARTICLE 2
Section 2.01. Parent hereby becomes a party to and bound by all of the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein and expressly assumes the due and punctual payment of the principal of and any premium and interest on all of the Notes and the performance and observance of every covenant and provision of this Indenture and the Notes.
ARTICLE 3
Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and all of the terms, provisions and conditions thereof shall remain in full force and effect.
Section 3.02. All capitalized terms used but not otherwise defined herein shall have the same respective meanings ascribed to them in the Indenture.
Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 3.06. All agreements of Parent or the Trustee in this Supplemental Indenture shall bind their respective successors and assigns.
Section 3.07. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
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IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed and delivered this Supplemental Indenture on behalf of the respective parties hereto, as of the date first above written.

PARENT: AVNET, INC.
By:
	Name:	Raymond Sadowski
	Title:	Senior Vice President and Chief Financial Officer

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:
[Signature Page to Second Supplemental Indenture]